UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 1, 2007

AZZ incorporated

(Exact name of registrant as specified in its charter)

Texas	1-12777	75-0948250
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

University Centre I, Suite 200

1300 South University Drive

Fort Worth, Texas 76107

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 810-0095

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) AZZ incorporated (“AZZ”) announced that after 25 years of dedicated service to AZZ, Fred L. Wright, Senior Vice President of the Galvanizing Segment of AZZ (the “Galvanizing Segment”) would be retiring from his position as Senior Vice President as of June 1, 2007. Although Mr. Wright will retain his title as Senior Vice President until June 1, 2007, as of the date hereof, Mr. Wright will no longer be responsible for the management of the day to day operations of the Galvanizing Segment.

(c) In the interim, AZZ has appointed Tim Pendley, age 45, to assume all such responsibilities for the management of the day to day operations of the Galvanizing Segment. Since June 23, 2004, Mr. Pendley has served as Vice President of Operations for AZZ’s Aztec Galvanizing Services, with a current term of office from July 2006 through July 2007. Previously, Mr. Pendley, served as Division Operations Manager for AZZ beginning in April of 1998, following twelve years experience in the galvanizing industry.

Mr. Pendley has entered into a change in control agreement with AZZ, dated June 23, 2004, which provides that any employment agreement shall terminate in the event of a change in control, no termination pay shall be due as a result of such contract termination, Mr. Pendley will receive the payment called for by his change in control agreement, and Mr. Pendley’s employment status after the change in control will be subject to negotiation between himself and the board of AZZ as it is constituted after the change in control.

Under Mr. Pendley’s change in control agreement, a payment equal to two times his “base amount” as that term is used in Section 290G(b)(3) of the Internal Revenue Code of 1986, as amended, will be made to Mr. Pendley if, within two years following a change in control, Mr. Pendley is terminated by AZZ for reasons other than cause or if Mr. Pendley terminates employment for good reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2007	AZZ incorporated
(Registrant)

	By:	/s/ Dana L. Perry
Dana L. Perry
Senior Vice President Finance
Chief Financial Officer